Exhibit 1.1

Main Street Capital Corporation
(a Maryland Corporation)
$300,000,000
6.500% Notes due 2027

Underwriting Agreement

May 28, 2024

Truist Securities, Inc.
As representative of the several Underwriters
named on Schedule A

c/o Truist Securities, Inc.
3333 Peachtree Road NE
Atlanta, Georgia 30326

Ladies and Gentlemen:

Main Street Capital Corporation, a Maryland corporation (the “Company”), confirms its agreement with the underwriters listed on Schedule A hereto (the “Underwriters”), for whom Truist Securities, Inc. (“Truist”) is acting as representative (in such capacity, the “Representative”), with respect to the issue and sale by the Company and the purchase by the Underwriters, acting severally and not jointly (the “Offering”), of $300,000,000 aggregate principal amount of 6.500% Notes due 2027 (the “Securities”), as set forth on Schedule A hereto.

The Securities will be issued under an indenture dated as of April 2, 2013 (the “Base Indenture”), as supplemented by the Seventh Supplemental Indenture, to be dated as of June 4, 2024 (the “Seventh Supplemental Indenture” and, collectively with the Base Indenture, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The Securities will be issued to Cede & Co. as nominee of the Depository Trust Company (“DTC”) pursuant to a blanket letter of representations (the “DTC Agreement”) between the Company and DTC. The Company understands that the Underwriters propose to make a public offering of the Securities as soon as the Underwriters deem advisable after this Agreement has been executed and delivered.

The Company owns (i) 100% of the limited partnership interests in Main Street Mezzanine Fund, LP (“SBIC Fund I”), (ii) 100% of the limited partnership interests in Main Street Capital III, LP (“SBIC Fund III” and together with SBIC Fund I, the “Funds”), (iii) 100% of the equity interests of Main Street Mezzanine Management, LLC, the general partner of SBIC Fund I (“MSGPI”), (iv) 100% of the equity interests of Main Street Capital III GP, LLC, the general partner of SBIC Fund III (“MSGPIII” and together with MSGPI, the

“General Partners”), (v) 100% of the equity interests, indirectly, of MSC Adviser I, LLC (“MSCAI”), a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and investment adviser to MSC Income Fund, Inc., and (vi) 100% of the equity interests of Main Street Capital Partners, LLC (the “Investment Advisor” and together with MSCAI, the “Advisors”). The Company, the Funds, the General Partners and the Advisors are collectively referred to as the “Main Street Entities.”

Pursuant to the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (collectively, the “1940 Act”), the Company has filed with the United States Securities and Exchange Commission (the “Commission”) a Notification of Election to be Subject to Sections 55 through 65 of the 1940 Act filed on Form N-54A (File No. 814-00751) (the “BDC Election”), pursuant to which the Company elected to be treated as a business development company (“BDC”) under the 1940 Act. The Company has elected to be treated for federal income tax purposes as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”).

    Pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “1933 Act”), the Company has prepared and filed with the Commission a universal shelf registration statement on Form N-2 (File No. 333-263258), including a related base prospectus (the “Base Prospectus”), which registers the offer and sale of the Company’s common stock, preferred stock, subscription rights and debt securities to be issued from time to time in accordance with Rule 415 of the 1933 Act by the Company. Such registration statement became effective immediately upon its filing with the Commission on March 3, 2022. The Company has also filed with the Commission a preliminary prospectus supplement, dated May 28, 2024 (collectively, the Base Prospectus and the preliminary prospectus supplement are the “Preliminary Prospectus”). Promptly after execution and delivery of this Agreement, the Company will prepare and file a prospectus in accordance with the provisions of Rule 430B of the rules and regulations of the Commission under the 1933 Act (the “1933 Act Regulations”) and Rule 424(b) of the 1933 Act Regulations. The information included or incorporated by reference in such prospectus that was omitted from such registration statement at the time it became effective but that is deemed to be part of such registration statement pursuant to Rule 430B is referred to as “Rule 430B Information.” Unless the context otherwise requires, such registration statement, including all documents filed as a part thereof, and including all post-effective amendments thereto filed on or prior to the date hereof and any Rule 430B Information contained in a prospectus relating to the Securities subsequently filed with the Commission pursuant to Rule 424(b) under the 1933 Act and deemed to be part of the registration statement, is herein called the “Registration Statement.” The final prospectus in the form filed by the Company with the Commission pursuant to Rule 424(b) under the 1933 Act on or before the second business day after the date hereof (or such earlier time as may be required under the 1933 Act), which will include the Base Prospectus, dated March 3, 2022, together with a final prospectus supplement relating to the Securities (the “Prospectus Supplement”), is herein called the “Prospectus.” Any reference herein to the Registration Statement, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the documents that are incorporated by reference therein pursuant to the 1933 Act Regulations in effect as of the Applicable Time.

    The Preliminary Prospectus, together with the information set forth on Annex I hereto is hereinafter referred to as the “Disclosure Package.”
All references in this Agreement to financial statements and schedules and other information which is “included” or “stated” in the Registration Statement, the Preliminary Prospectus or the Prospectus (each as defined above) (and all other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which is or is deemed to be incorporated by reference in or otherwise deemed under the rules of the Commission promulgated thereunder or otherwise to be a part of or included in the Registration Statement, the Preliminary Prospectus or the Prospectus, as the case may be, as of any specified date; and all references in this Agreement to amendments or supplements to the Registration Statement, the Preliminary Prospectus or the Prospectus, including those made pursuant to Rule 424, shall be deemed to mean and include, without limitation, the filing of any document under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “1934 Act”), which is or is deemed to be incorporated by reference in or otherwise deemed to be a part of or included in the Registration Statement, the Preliminary Prospectus or the Prospectus, as the case may be, as of any specified date.

All references in this Agreement to the Registration Statement, the Preliminary Prospectus, the Prospectus or any amendments or supplements to any of the foregoing, shall include any copy thereof filed with the Commission pursuant to the Electronic Data Gathering Analysis and Retrieval System, or any successor system (“EDGAR”).
Section 1.Representations and Warranties of the Company.

    The Company represents and warrants to and agrees with each of the Underwriters, as of the date hereof, the Applicable Time (defined below) and the Closing Time referred to in Section 2(b) hereof, as follows:

(a)Compliance with Registration Requirements.

(i)The Company has prepared and filed with the Commission the Registration Statement. The Company meets the requirements for use of Form N-2 under the 1933 Act. The Registration Statement has become effective under the 1933 Act, and no stop order suspending the effectiveness of the Registration Statement or suspending the use of the Preliminary Prospectus or the Prospectus has been issued, and no proceedings for any such purpose, have been instituted or are pending or, to the knowledge of the Company, are contemplated by the Commission, and any request on the part of the Commission for additional information with respect thereto has been complied with.

(ii)At the respective times the Registration Statement, and any post-effective amendment thereto, became effective and at the Closing Time, as hereinafter defined, the Registration Statement, and all amendments and supplements thereto, complied and will comply in all material respects with the requirements of the 1933 Act and did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Neither the Prospectus nor any amendment or supplement thereto, at the time the Prospectus or any such amendment or supplement thereto was issued and at the Closing Time, included or will include any untrue statement of a material fact or omitted or will omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement or the Prospectus (including any amendments or supplements to the Registration Statement or the Prospectus) made in reliance upon and in conformity with information furnished to the Company in writing by or on behalf of any Underwriter for use in the Registration Statement or the Prospectus (or any amendments or supplements to the Registration Statement or the Prospectus), it being understood and agreed that the only such information furnished to the Company in writing by the Underwriters consists of the information described in Section 6(f) below.

(iii)The Disclosure Package as of the Applicable Time does not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; each Additional Disclosure Item (as defined in Section 3(f) hereof) listed on Schedule B hereto complied with the requirements pertaining thereto under the 1933 Act, does not and will not conflict in any material respect with the information contained in the Registration Statement or the Disclosure Package and each such Additional Disclosure Item, as supplemented by and taken together with the Disclosure Package as of the Applicable Time, did not and will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As used in this subsection and elsewhere in this Agreement, “Applicable Time” means 4:35 p.m. (Eastern Time) on May 28, 2024; provided that, if, subsequent to the date of this Agreement, the Company and the Underwriters have determined that the Disclosure Package included an untrue statement of material fact or omitted a statement of material fact necessary to make the information therein not misleading, and have agreed, in connection with the public offering of the Securities, to provide an opportunity to purchasers to terminate their old contracts and enter into new contracts, then “Applicable Time” will refer to the information available to purchasers at the time of entry into the first such new contract. The representations and warranties in this subsection shall not apply to statements in or omissions from the Disclosure Package based upon and in conformity with information relating to any Underwriter furnished to the Company in writing by any Underwriter or its representative expressly for use therein, it being understood and agreed that the only such information furnished by the Underwriters to the Company consists of the information described in Section 6(f) below.
(iv)The Preliminary Prospectus when first filed under Rule 424 and as of its date complied in all material respects with the 1933 Act and, if filed by electronic transmission pursuant to EDGAR (except as may be permitted by Regulation S-T under the 1933 Act), was substantially identical to the copy thereof delivered to the Underwriters for use in connection with this Offering. The Prospectus when first filed under Rule 424 and as of its date will comply in all material respects with the 1933 Act and, if filed by electronic transmission pursuant to EDGAR

(except as may be permitted by Regulation S-T under the 1933 Act), will be substantially identical to the copy thereof delivered to the Underwriters for use in connection with this Offering.

(b)Independent Accountant. Grant Thornton LLP, who has expressed its opinion with respect to certain of the financial statements (which term as used in this Agreement includes the related notes thereto) and supporting schedules filed with the Commission as part of, or that are incorporated by reference in, the Registration Statement, the Prospectus and the Disclosure Package, is an independent registered public accounting firm as required by the 1933 Act and the 1934 Act, and the rules and regulations of the Public Company Accounting Oversight Board.

(c)Expense Summary. The information set forth in the Base Prospectus under the caption “Fees and Expenses” has been prepared in accordance with the requirements of Form N-2 and, to the extent estimated or projected, such estimates or projections are believed to be reasonably based.

(d)Preparation of the Financial Statements. The consolidated financial statements, together with the related schedules and notes thereto, filed with the Commission as a part of, or incorporated by reference in, the Registration Statement and included in the Prospectus and the Disclosure Package present fairly the consolidated financial position of the Company and its consolidated subsidiaries as of and at the dates indicated and the results of their operations and cash flows for the periods specified. Such financial statements have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”) applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. Other than the financial statements included in the Registration Statement, no other financial statements or supporting schedules are required to be included therein. All disclosures contained in the Registration Statement, the Disclosure Package or the Prospectus regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G under the 1934 Act and Item 10 of Regulation S-K of the 1933 Act, to the extent applicable.

(e)Internal Control Over Financial Reporting. The Company maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) and 15d-15(f) under the 1934 Act). The Company’s auditors and the audit committee of the Company’s board of directors have been advised of (1) any known significant deficiencies in the design or operation of internal control over financial reporting that could adversely affect the ability to record, process, summarize, and report financial data and (2) any known fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal control over financial reporting; and any such deficiencies or fraud will not result in a Material Adverse Effect (as defined below). The Company’s internal control over financial reporting is effective and the Company is not aware of any material weakness in its internal control over financial reporting.

(f)Disclosure Controls. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 and 15d-15 under the 1934 Act) that (i) are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared, (ii) will be evaluated for effectiveness as of the end of each fiscal quarter and fiscal year of the Company, and (iii) are effective to perform the functions for which they were established.

(g)No Material Adverse Change in Business. Except as otherwise disclosed in the Registration Statement, the Disclosure Package and the Prospectus, subsequent to the respective dates as of which information is given in the Registration Statement, the Disclosure Package and the Prospectus: (i) there has been no material adverse change, or any development that could reasonably be expected to result in a material adverse change, in the condition, financial or otherwise, or in the earnings, net asset value, prospects, business or operations, whether or not arising from transactions in the ordinary course of business, of the Company, the Funds, the General Partners and the Advisors, considered as one entity (any such change or effect, where the context so requires is called a “Material Adverse Change” or a “Material Adverse Effect”); (ii) the Company, the Funds, the General Partners and the Advisors, considered as one entity, have not incurred any material liability or obligation, indirect, direct or contingent, not in the ordinary course of business or entered into any material transaction or agreement not in the ordinary course of business; and (iii) except for regular distributions paid or declared by the Company to its stockholders consistent with past practice or any other distributions described in the Disclosure Package and the Prospectus, there has been no dividend or distribution of any kind declared, paid or made by the Company.

(h)Good Standing of the Company, the Funds, the General Partners and the Advisors. The Company is duly incorporated and validly existing as a corporation in good standing under the laws of the state of Maryland and has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement, the Prospectus and the Disclosure Package and to enter into this Agreement, the Indenture, the Securities and the DTC Agreement and perform its obligations hereunder and thereunder. The Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

        Each Fund is a limited partnership duly formed and validly existing as a limited partnership under the laws of the state of Delaware and is duly qualified as a foreign limited partnership to transact business, and is in good standing in each jurisdiction in which such qualification is required whether by reason of ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or be in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

        Each of the General Partners and the Advisors is a limited liability company that is duly formed and validly existing as a limited liability company under the laws of the state of

Delaware and is duly qualified as a foreign limited liability company to transact business, and is in good standing in each jurisdiction in which such qualification is required whether by reason of ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or be in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

        All of the issued and outstanding limited liability company interests and partnership interests of the General Partners, the Advisors and the Funds, as appropriate, have been duly authorized and validly issued, are fully paid and non-assessable and owned 100% by the Company, directly or indirectly, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim, other than any liens granted by the Company under one or more of the Company’s credit facilities or financing arrangements as may be described in the Disclosure Package and the Prospectus from time to time (the “Credit Facilities”).

(i)Subsidiaries of the Company. The Company does not own, directly or indirectly, any shares of stock or any other equity or long-term debt securities of any corporation or other entity other than (i) its interests in the Funds, the General Partners, the Advisors, Main Street CA Lending, LLC, Main Street Equity Interests, Inc. and MS Agent Services, LLC; (ii) those corporations or other entities accounted for as portfolio investments in accordance with the Commission’s rules and regulations (each a “Portfolio Company” and collectively, the “Portfolio Companies”); and (iii) 100% of the equity interests in tax blocker subsidiaries and wholly-owned special purpose subsidiaries that directly or indirectly hold interests in one or more Portfolio Companies or whose only assets are cash and cash equivalents.

(j)Portfolio Companies. The Company or the Funds, either directly or indirectly through one or more tax blocker subsidiaries or one or more wholly-owned special purpose subsidiaries, have duly authorized, executed and delivered agreements (each a “Portfolio Company Agreement”) required to make the investments in the Portfolio Companies. Except as otherwise disclosed in the Disclosure Package and the Prospectus, subsequent to the date as of which information is given in the Disclosure Package and the Prospectus, there has been no material increase in the total fair value dollar amount of the Portfolio Company investments on non-accrual status.

(k)Officers and Directors. Except as disclosed in the Prospectus and the Disclosure Package, no person is serving or acting as an officer or director of the Company except in accordance with the applicable provisions of the 1940 Act. Except as disclosed in the Registration Statement, the Disclosure Package and the Prospectus, no director of the Company is (i) an “interested person” (as defined in the 1940 Act) of the Company or (ii) an “affiliated person” (as defined in the 1940 Act) of any Underwriter listed on Schedule A hereto. For purposes of this Section 1(k), the Company shall be entitled to reasonably rely on representations from such officers and directors.

(l)Business Development Company Election. The Company has filed the BDC Election and, accordingly, has duly elected to be subject to the provisions of Sections 55 through 65 of the 1940 Act. At the time the BDC Election was filed with the Commission, it (i) contained all statements required to be stated therein in accordance with, and complied in all material respects with the requirements of, the 1940 Act and (ii) did not include any untrue statement of material fact or omit to state a material fact necessary to make the statements therein not misleading. The Company has not filed with the Commission any notice of withdrawal of the BDC Election pursuant to Section 54(c) of the 1940 Act, the BDC Election remains in full force and effect, and, to the Company’s knowledge, no order of suspension or revocation of the BDC Election under the 1940 Act has been issued or proceedings therefore initiated or threatened by the Commission. The operations of the Company are in compliance in all material respects with all applicable provisions of the 1940 Act and the rules and regulations of the Commission thereunder, including the provisions applicable to BDCs.

(m)Capitalization. The authorized, issued and outstanding capital stock of the Company is as set forth in the Disclosure Package and the Prospectus. The Company’s common stock, par value $0.01 per share (the “Common Stock”), conforms in all material respects to the description thereof contained in the Disclosure Package and the Prospectus. All issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and have been offered and sold or exchanged by the Company in compliance with all applicable laws (including, without limitation, federal and state securities laws). None of the outstanding Common Stock was issued in violation of the preemptive or other similar rights of any security holder of the Company. No shares of preferred stock of the Company have been designated, offered, sold or issued and none of such shares of preferred stock are currently outstanding. The description of the Company’s stock option, stock bonus and other stock plans or arrangements, and the options, restricted stock or other rights granted thereunder, set forth in the Disclosure Package and the Prospectus, accurately and fairly presents the information required to be shown with respect to such plans, arrangements, options, awards and rights.

(n)Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required.

(i)None of the Main Street Entities are in violation of or default under (i) their respective charter, by-laws, or any similar organizational document; (ii) any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other instrument, and any supplements or amendments thereto and including any Portfolio Company Agreement to which they are a party or bound or to which any of the properties or assets are subject (collectively, “Agreements and Instruments”); and (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over them or any of their properties, as applicable, except with respect to clauses (ii) and (iii) herein, for such violations or defaults as would not, individually or in the aggregate, have a Material Adverse Effect. No person has the right to act as an underwriter, sales agent or financial advisor to the Company in connection with or by reason of the offer and sale of the Securities contemplated hereby other than the Underwriters pursuant to this Agreement.

(ii)The execution, delivery and performance of this Agreement, the Indenture, the Securities, the DTC Agreement and the consummation of the transactions contemplated herein and in the Prospectus and the Disclosure Package (including the issuance and sale of the Securities and the use of the proceeds from the sale of the Securities as described in the Disclosure Package and the Prospectus under the caption “Use of Proceeds”), and compliance by the Company with its obligations hereunder and thereunder, have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, (i) conflict with or constitute a breach of, or default or Repayment Event (as defined herein) under, the Agreements and Instruments or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of any Main Street Entity pursuant to the terms of the Agreements and Instruments (except to the extent that such breaches, defaults or creations or impositions would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect), (ii) result in any violation of the provisions of the Company’s charter, or (iii) result in any violation of any law, regulation, or decree applicable to the Company. No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency is required for the execution, delivery and performance of this Agreement by the Company in connection with the offering, issuance, sale or delivery of the Securities hereunder, or under the Indenture, the Securities or the consummation of the transactions contemplated hereby and by the Prospectus and the Disclosure Package, except such as have already been obtained or made under the 1933 Act and the 1940 Act and such as may be required under any applicable state securities or blue sky laws, from the Financial Industry Regulatory Authority, Inc. (“FINRA”), or under the rules and regulations of the New York Stock Exchange (“NYSE”). As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by a Main Street Entity, as applicable.

(iii)The Base Indenture has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be subject to (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or thereafter in effect relating to creditors’ rights generally and (B) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

(iv)The Seventh Supplemental Indenture has been duly authorized, and, at the Closing Time, will be executed and delivered by the Company and, when executed and delivered by the Trustee, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be subject to (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or thereafter in effect relating to creditors’ rights generally and (B) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

(v)The DTC Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be subject to (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or thereafter in effect relating to creditors’ rights generally and (B) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

(o)Material Agreements. Each material agreement described in the Disclosure Package and Prospectus (each such agreement, a “Material Agreement” and collectively, the “Material Agreements”) has been accurately and fully described in all material respects. The Company has not sent or received notice of, or otherwise communicated or received communication with respect to, termination of any Material Agreement in effect as of the date of this Agreement, nor has any such termination been threatened by any person.

(p)Authorization and Description of Securities. The Securities to be sold pursuant to this Agreement have been duly authorized by the Company’s board of directors and such Securities, when duly executed, issued and authenticated in the manner provided for in the Indenture and delivered against payment of the consideration specified in this Agreement, will be valid and legally binding obligations of the Company enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law). The Securities and the Indenture conform in all material respects to all statements relating thereto contained in the Registration Statement, the Preliminary Prospectus and the Prospectus and such descriptions conform to the rights set forth in the instruments defining the same, to the extent such rights are set forth; and the issuance of the Securities is not subject to the preemptive or other similar rights of any securityholder of the Company.

(q)FINRA Matters. To the extent applicable, all of the information provided to the Representative or to counsel for the Underwriters by the Company in connection with any letters, filings or other supplemental information provided to FINRA pursuant to FINRA Rules 2310, 5110 or 5121 is true, complete and correct in all material respects.

(r)Possession of Intellectual Property. Each of the Main Street Entities owns or possesses sufficient trademarks, trade names, patent rights, copyrights, domain names, licenses, approvals, trade secrets and other similar rights (collectively, “Intellectual Property Rights”) reasonably necessary to conduct their businesses as described in the Prospectus and the Disclosure Package; and the expected expiration of any of such Intellectual Property Rights would not result in a Material Adverse Effect. None of the Main Street Entities have received any notice of infringement or conflict with asserted intellectual property rights of others, which infringement or conflict, if the subject of an unfavorable decision, would result in a Material Adverse Effect. To the Company’s knowledge, none of the technology employed by the Company has been obtained or is being used by the Company in violation of any contractual obligation binding on the Company or any of its officers, directors or employees or otherwise in violation of the rights of any persons.

(s)All Necessary Permits, etc. Each Main Street Entity possesses such valid and current certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct its respective business, and the Company has not received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, could result in a Material Adverse Effect.

(t)Absence of Proceedings. Other than as set forth in the Prospectus, there is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against the Main Street Entities that is required to be disclosed in the Registration Statement, the Disclosure Package or the Prospectus, or that, one or more of, if determined adversely to the relevant Main Street Entity, might reasonably be expected to result in a Material Adverse Effect or might reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement or the performance by the Company of its obligations hereunder. All pending legal or governmental proceedings to which any Main Street Entity is a party or of which any of such Main Street Entity’s property or assets is the subject that are not described in the Registration Statement, the Disclosure Package or the Prospectus, including ordinary routine litigation incidental to the business, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(u)Accuracy of Exhibits. There are no contracts or documents that are required to be described in the Registration Statement, the Prospectus or the Disclosure Package or to be filed as exhibits thereto that have not been so described, filed or incorporated by reference as required; provided, however, that the Company will file this Agreement and the Seventh Supplemental Indenture under cover of a Current Report on Form 8-K under the 1934 Act.

(v)Regulated Investment Company. The Company has been and is in compliance with the requirements of Subchapter M of the Code to qualify as a RIC under the Code. The Company will direct the investment of the net proceeds of the Offering and continue to conduct its activities in such a manner as to comply with the requirements of Subchapter M of the Code.

(w)Registered Management Investment Company Status. None of the Main Street Entities are, or after giving effect to the Offering and sale of the Securities, will be a “registered management investment company” or an entity “controlled” by a “registered management investment company,” as such terms are used under the 1940 Act.

(x)Insurance. The Company and the Funds maintain insurance covering their properties, operations, personnel and business as the Company and the Funds deem adequate; such insurance insures against such losses and risks to an extent which is adequate in accordance with customary industry practice to protect the Company and the Funds and their business; all such insurance is fully in force on the date hereof and will be fully in force at the time of purchase of the Securities.

(y)Statistical and Market-Related Data. Any statistical and market-related data included in the Registration Statement, the Disclosure Package or the Prospectus are based on or derived from sources that the Company believes to be reliable and accurate and accurately reflect the materials upon which such data are based or from which such data were derived.

(z)Investments. Save for those provided in the 1940 Act, the Code and the Small Business Investment Act of 1958 and the regulations promulgated thereunder, there are no material restrictions, limitations or regulations with respect to the ability of the Company or the Funds to invest their assets as described in the Disclosure Package or the Prospectus.

(aa)Tax Law Compliance. Except as disclosed in the Prospectus, each of the Main Street Entities and each other consolidated subsidiary of the Company has filed all necessary federal, state, local and foreign tax returns and have paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them, in each case except (i) to the extent that such taxes, assessments, fines or penalties have not become due or are being contested in good faith or (ii) where failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made adequate charges, accruals and reserves in the applicable financial statements referred to in the Prospectus in respect of all material federal, state, local and foreign taxes for all periods as to which the tax liability of the Main Street Entities (other than MSCAI) or any other consolidated subsidiary of the Company has not been finally determined. The Company is not aware of any tax deficiency that has been or might be asserted or threatened against any of the Main Street Entities or any other consolidated subsidiary of the Company that could result in a Material Adverse Effect.

(ab)Small Business Investment Company Status. Each Fund is licensed to operate as a Small Business Investment Company (“SBIC”) by the U.S. Small Business Administration (“SBA”). Other than as set forth in the Prospectus, the SBIC license for each Fund has not been revoked or suspended with the SBA and no adverse regulatory findings contained in any examinations reports prepared by the SBA regarding the Funds are outstanding or unresolved that could result in a Material Adverse Effect. The Company shall use commercially reasonable efforts to cause each Fund to continue to comply with the applicable requirements of the SBA and to meet its obligations as an SBIC licensed by the SBA.

(ac)SBA Debentures. The Funds are eligible to sell securities guaranteed by the SBA in the amounts and on the terms described in the Disclosure Package and the Prospectus. The Funds are not in default under the terms of any debenture which the Funds have issued to the SBA for guaranty by the SBA or any other material monetary obligation, and no event, which with the passage of time, notice or both has occurred, which would be a default or event of default thereunder.

(ad)Offering Materials. The Company has not distributed, directly or indirectly (other than through the Underwriters), any “written communication” (as defined in Rule 405 under the 1933 Act) or other offering materials in connection with the Offering, other than the Prospectus and any Additional Disclosure Items.

(ae)Absence of Registration Rights. Except as disclosed in the Prospectus and the Disclosure Package, there are no persons with registration rights or other similar rights to have any securities (debt or equity) registered pursuant to the Registration Statement or otherwise registered by the Company under the 1933 Act.

(af)New York Stock Exchange. The Common Stock is registered pursuant to Section 12(b) of the 1934 Act and has been approved for listing on the NYSE and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the 1934 Act or delisting the Common Stock from the NYSE, nor has the Company received any notification that the Commission or the NYSE is contemplating terminating such registration or listing. The Company has continued to satisfy, in all material respects, all requirements for listing the Common Stock for trading on the NYSE.

(ag)No Price Stabilization or Manipulation. The Company has not taken and will not take, directly or indirectly, any action designed to or that might be reasonably expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities in violation of any law, statute, regulation or rule applicable to the Company.

(ah)Material Relationship with the Underwriters. Except as disclosed in the Disclosure Package and the Prospectus, none of the Main Street Entities have any material lending or other relationship with a bank or lending institution affiliated with the Underwriters.

(ai)No Unlawful Contributions or Other Payments. None of the Main Street Entities nor, to the Company’s knowledge, any employee or agent of any of the Main Street Entities, has made any contribution or other payment to any official of, or candidate for, any federal, state or foreign office in violation of any law or of the character required to be disclosed in the Prospectus and the Disclosure Package.

(aj)No Outstanding Loans or Other Indebtedness. There are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees of indebtedness by the Company to or for the benefit of any of the officers or directors of the Company.

(ak)Compliance with Laws. Each of the Main Street Entities (i) is conducting its business in compliance with all laws, rules, regulations, decisions, directives and orders except for such failure to comply which would not reasonably be expected to result in a Material Adverse Effect and (ii) is conducting its business in compliance in all material respects with the applicable requirements of the SBA and the 1940 Act.

(al)Compliance with the Sarbanes-Oxley Act of 2002. The Company and, to its knowledge, its officers and directors (in such capacity) are in compliance with the provisions of the Sarbanes-Oxley Act of 2002 and the Commission’s published rules promulgated thereunder that are applicable to the Company as of the date hereof.

(am)Anti-Money Laundering, Foreign Corrupt Practices Act Compliance. The operations of the Main Street Entities are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, also known as the Bank Secrecy Act, the USA PATRIOT Act, the money laundering statues of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental entity having jurisdiction over the Main Street Entities (collectively, the “Money Laundering Laws”) and no proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving any Main Street Entity with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened. No Main Street Entity, or, to the knowledge of the Company, any director, officer, partner, manager, employee or affiliate of any Main Street Entity has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (v) made any payment of funds to any Main Street Entity or received or retained funds in violation of any such law, rule or regulation.

(an)No Sanctions by the Office of Foreign Assets Control. None of the Main Street Entities nor, to the knowledge of the Company, any director, officer, partner, manager, employee or affiliate of the Main Street Entities is currently the subject of any U.S. sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Treasury Department or the U.S. Department of State (“OFAC”); and the Company will not directly or indirectly use the proceeds of the Offering, or lend, contribute or otherwise make available such proceeds to any other person or entity, for the purpose of financing or facilitating the activities of any person currently the subject of any U.S. sanctions, including those administered by OFAC.

(ao)Certificates. Any certificate signed by any officer of the Company and delivered to the Representative or to counsel for the Underwriters shall be deemed a representation and warranty by the Company, respectively, to each Underwriter as to the matters covered thereby.

(ap) WKSI Status.  (i) At the time of filing the Registration Statement, (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the 1933 Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the 1934 Act or form of prospectus), (iii) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) of the 1933 Act) made any offer relating to the Securities in reliance on the exemption of Rule 163 of the 1933 Act, and (iv) as of the date hereof, the Company was and is a “well known seasoned issuer” as defined in Rule 405 of the 1933 Act. The Registration Statement is an “automatic shelf registration statement,” as defined in Rule 405 of the 1933 Act, that automatically became effective not more than three years prior to the date hereof; the Company has not received from the Commission any notice pursuant to Rule 401(g)(2) of the

1933 Act objecting to use of the automatic shelf registration statement form and the Company has not otherwise ceased to be eligible to use the automatic shelf registration form.

(aq)1934 Act Compliance. The documents deemed to be incorporated by reference in the Registration Statement, the Disclosure Package and the Prospectus, at the time they are filed with the Commission, comply and will comply, as applicable, in all material respects with the requirements of the 1934 Act and, when read together with the other information in the Registration Statement, the Disclosure Package and the Prospectus, as of the date hereof, the Applicable Time and the Closing Time, do not and will not, as applicable, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(ar)Cybersecurity. (A) The Company is not aware of any security breach or incident, unauthorized access or disclosure, or other compromise relating to the Company’s information technology and computer systems, data and databases (collectively, “IT Systems and Data”) except, in each case, as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect; and (B) the Company has implemented appropriate controls, policies, procedures, and technological safeguards to maintain and protect the integrity, continuous operation, redundancy and security of its IT Systems and Data reasonably consistent in all material respects with industry standards and practices, or as required by applicable regulatory standards. The Company is presently in material compliance with all applicable laws and regulations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification.
Section 2.Sale and Delivery to Underwriters; Closing.

(a)    Sale of Securities. On the basis of the representations, warranties and covenants contained herein and subject to the terms and conditions set forth herein, the Company agrees to sell to each Underwriter, severally and not jointly, and each Underwriter, severally and not jointly, agrees to purchase from the Company, the respective principal amounts of Securities set forth on Schedule A hereto opposite its name at a purchase price of 99.343% of the principal amount of the Securities, plus any additional aggregate principal amount of Securities which such Underwriter may become obligated to purchase pursuant to the provisions of Section 10 hereof (the “Purchase Price”).

(b)    Payment. Payment of the Purchase Price for, and delivery of certificates, if any, for the Securities shall be made at the offices of Dechert LLP, 1900 K Street, NW, Washington, D.C. 20006, or at such other place as shall be agreed upon by the Underwriters and the Company, at 10:00 a.m. (Eastern Time) on the fifth business day after the date hereof (unless postponed in accordance with the provisions of Section 10), or at such earlier or later time, but in any case not later than ten (10) business days after such date as shall be agreed upon by the Representative and the Company (such time and date of payment and delivery being herein called the “Closing Time”).

    Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company, against delivery to the Underwriters for the respective accounts of the Underwriters of the Securities to be purchased by them. It is understood that each Underwriter has authorized the Representative, for its account, to accept delivery of, receipt for, and make payment of the Purchase Price for, the Securities that it has agreed to purchase. Truist, individually and not as the Representative of the Underwriters, may (but shall not be obligated to) make payment of the Purchase Price for the Securities to be purchased by any Underwriter whose funds have not been received by the Closing Time, but such payment shall not relieve such Underwriter from its obligations hereunder.

(a)Denominations; Registration. The Securities shall be electronically transferred at the Closing Time, in such denominations and registered in such names as the Underwriters may request in writing at least two (2) full business days before the Closing Time. The Securities purchased hereunder shall be delivered at the Closing Time through the facilities of the Depository Trust Company or another mutually agreeable facility, against payment of the Purchase Price therefore in immediately available funds to the order of the Company.
Section 3.Covenants.

The Company agrees with each Underwriter as follows:

(a)Compliance with Securities Regulations and Commission Requests. During any period that a prospectus relating to the Securities is required to be delivered under the 1933 Act (but in any event through the Closing Time), the Company, subject to Section 3(b), will comply with the requirements of Rule 415, Rule 424(b) and Rule 430B, and will promptly notify the Representative, and confirm the notice in writing, (i) when any post-effective amendment to the Registration Statement shall be declared or become effective, or when any Preliminary Prospectus, the Prospectus or any Additional Disclosure Item or any amendment or supplement to any of the foregoing shall have been filed, (ii) of the receipt of any comments from the Commission relating to the Registration Statement (and shall promptly furnish the Representative with a copy of any comment letters and any transcript of oral comments, and shall furnish the Representative with copies of any written responses thereto a reasonable amount of time prior to the proposed filing thereof with the Commission and will not file any such response to which the Representative or counsel for the Underwriters shall reasonably object), (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to any Preliminary Prospectus or the Prospectus, any Additional Disclosure Item or for additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of any Preliminary Prospectus, the Prospectus or any Additional Disclosure Item or any amendment or supplement to any of the foregoing, or any notice from the Commission objecting to the use of the form of the Registration Statement or any post-effective amendment thereto, or of the suspension of the qualification of the Securities for offering or sale in any jurisdiction or of the loss or suspension of any exemption from any such qualification, or of the initiation or threatening of any proceedings for any of such purposes, or of any examination pursuant to Section 8(e) of the 1933 Act concerning the Registration Statement and (v) if the Company becomes the subject of a proceeding under Section 8A of the 1933 Act in connection with the Offering. The Company will promptly effect the filings necessary pursuant to Rule 424(b) and will take such steps as it deems necessary to ascertain promptly whether the form of prospectus transmitted for filing under Rule 424(b) was received for filing by the Commission and, in the event that it was not, it will promptly file such prospectus. The Company will make every reasonable effort to prevent the issuance of any stop order and the suspension or loss of any qualification of the Securities for offering or sale and any loss or suspension of any exemption from any such qualification, and if any such stop order is issued, or any such suspension or loss occurs, to obtain the lifting thereof at the earliest possible moment.

(b)Filing of Amendments. During any period that a prospectus relating to the Securities is required to be delivered under the 1933 Act (but in any event through the Closing Time), the Company will give the Representative notice of its intention to file or prepare any amendment to the Registration Statement, any Additional Disclosure Item or any amendment, supplement or revision to any Preliminary Prospectus, the Prospectus or any Additional Disclosure Item, whether pursuant to the 1933 Act or otherwise, and the Company will furnish the Representative with copies of any such documents within a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file or use any such document to which the Representative or counsel for the Underwriters shall promptly and reasonably object.

(c)Delivery of Registration Statements. The Company will furnish or deliver to the Representative and counsel for the Underwriters, without charge, copies of the conformed Registration Statement and of each amendment thereto (including exhibits filed therewith or incorporated by reference therein and documents incorporated by reference therein) and copies of all consents and certificates of experts.

(d)Delivery of Prospectuses. The Company will deliver to each Underwriter, without charge, as many copies of each Preliminary Prospectus and any amendments or supplements thereto as such Underwriter reasonably requests, and the Company hereby consents to the use of such copies for purposes permitted by the 1933 Act. The Company will furnish to each Underwriter, without charge, during the period when the Prospectus is required (or, but for the provisions of Rule 172, would be required) to be delivered by applicable law (whether to meet the request of purchasers pursuant to Rule 173(d) or otherwise), such number of copies of the Prospectus and any amendments or supplements to any of the foregoing as such Underwriter may reasonably request.

(e)Continued Compliance with Securities Laws. The Company will use its reasonable best efforts to comply with the applicable provisions of the 1933 Act, the 1933 Act Regulations, the 1934 Act, the 1934 Act Regulations, the 1940 Act and the rules and regulations of the Commission under the 1940 Act so as to permit the completion of the distribution of the Securities as contemplated by this Agreement, the Disclosure Package and the Prospectus. If at any time when a prospectus is required (or, but for the provisions of Rule 172, would be required) by the 1933 Act to be delivered in connection with sales of the Securities (whether to meet the request of purchasers pursuant to Rule 173(d) or otherwise), any event shall occur or condition shall exist as a result of which it is necessary (or if the Representative or counsel for the Underwriters shall notify the Company that, in their reasonable judgment, it is necessary) to amend the Registration Statement or amend or supplement the Disclosure Package or the Prospectus so that the Registration Statement, the Disclosure Package or the Prospectus, as the case may be, will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made or then prevailing, not misleading or if it is necessary (or if the Representative or counsel for the Underwriters shall notify the Company that, in their reasonable judgment, it is necessary) to amend the Registration Statement or amend or supplement the Disclosure Package or the Prospectus in order to comply with the requirements of the 1933 Act, the 1933 Act Regulations, the 1934 Act, the 1934 Act Regulations, the 1940 Act or the rules and regulations of the Commission under the 1940 Act, the Company will promptly notify the Representative of such event or condition and of its intention to file such amendment or supplement or other filing (or, if the Representative or counsel for the Underwriters shall have notified the Company as aforesaid, the Company will promptly notify the Representative of its intention to prepare such amendment or supplement or other filing) and will promptly prepare and file with the Commission, subject to Section 3(b) hereof, such amendment or supplement or other filing as may be necessary to correct such untrue statement or omission or to comply with such requirements, and, in the case of an amendment or post-effective amendment to the Registration Statement, the Company will use its reasonable best efforts to have such amendment declared or become effective as soon as practicable, and the Company will furnish to the Underwriters such number of copies of such amendment or supplement or other filing as the Underwriters may reasonably request. If at any time any Additional Disclosure Item conflicts with the information contained in the Registration Statement or if an event shall occur or condition shall exist as a result of which it is necessary (or, if the Representative or counsel for the Underwriters shall notify the Company that, in their reasonable judgment, it is necessary) to amend or supplement such Additional Disclosure Item so that it will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made or then prevailing, not misleading, or if it is necessary (or, if the Representative or counsel for the Underwriters shall notify the Company that, in their reasonable judgment, it is necessary) to amend or supplement such Additional Disclosure Item in order to comply with the requirements of the 1933 Act or the 1933 Act Regulations, the Company will promptly notify the Representative of such event or condition and of its intention to file such amendment or supplement or other filing (or, if the Representative or counsel for the Underwriters shall have notified the Company as aforesaid, the Company will promptly notify the Representative of its intention to prepare such amendment or supplement or other filing) and will promptly prepare and, if required by the 1933 Act or the 1933 Act Regulations, file with the Commission, subject to Section 3(b) hereof, such amendment or supplement or other filing as may be necessary to eliminate or correct such conflict, untrue statement or omission or to comply with such requirements, and the Company will furnish to the Underwriters such number of copies of such amendment or supplement or other filing as the Underwriters may reasonably request.

(f)Additional Disclosure Items. The Company represents and agrees that, without the prior consent of the Representative, (i) it will not distribute any offering material other than the

Registration Statement, the Prospectus, the Disclosure Package and the Additional Disclosure Items, and (ii) other than as set forth in Schedule B hereto, it has not made and will not make any offer relating to the Securities that would constitute a “free writing prospectus” as defined in Rule 405 under the 1933 Act and which the parties agree, for the purposes of this Agreement, includes (x) any “advertisement” as defined in Rule 482 under the 1933 Act; and (y) any sales literature, materials or information provided to investors by, or with the approval of, the Company in connection with the marketing of the Offering, including any in-person road show or investor presentations (including slides and scripts relating thereto) made to investors by or on behalf of the Company (the materials and information referred to in this Section 3(f), other than the Registration Statement, the Prospectus and the Disclosure Package, are herein referred to as an “Additional Disclosure Item”); any Additional Disclosure Item the use of which has been consented to by the Representative is listed on Schedule B hereto.

(g)Amendments or Supplements to the Disclosure Package. If there occurs an event or development as a result of which the Disclosure Package would include an untrue statement of a material fact or would omit to state a material fact necessary in order to make the statements therein, in light of the circumstances then prevailing, not misleading, the Company will promptly notify the Underwriters so that any use of the Disclosure Package may cease until it is amended or supplemented (at the sole cost and expense of the Company).

(h)Blue Sky and Other Qualifications. The Company will use commercially reasonable efforts, in cooperation with the Underwriters, to qualify the Securities for offering and sale, or to obtain an exemption for the Securities to be offered and sold, under the applicable securities laws of such states and other jurisdictions (domestic or foreign) as the Representative may designate and to maintain such qualifications and exemptions in effect for so long as required for the distribution of the Securities (but in no event for less than one year from the date of this Agreement); provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(i)Rule 158. The Company will timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to its securityholders as soon as practicable an earnings statement for the purposes of, and to provide to the Underwriters the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act.

(j)Use of Proceeds. The Company will use the net proceeds received by it from the sale of the Securities in the manner specified in the Prospectus and the Disclosure Package under “Use of Proceeds.”

(k)Reserved.

(l)Restriction on Sale of Securities. During the period beginning from the date hereof and continuing to and including the date that is 30 days after the date of the Prospectus, the Company will not sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any debt securities issued or guaranteed by the Company that are substantially similar to the Securities or any securities convertible into or exchangeable or exercisable for debt securities issued or guaranteed by the Company that are substantially similar to the Securities, or file or cause to be declared effective a registration statement under the 1933 Act with respect to any of the foregoing, without the prior written consent of the Representative, which may not be unreasonably withheld. The foregoing sentence shall not apply to (i) the registration of the Securities and the sales to the Underwriters pursuant to this Agreement, (ii) borrowings under the Credit Facilities, (iii) the issuance of SBA-guaranteed debentures by the Funds or (iv) the filing by the Company of a universal shelf registration statement covering various securities, including debt and equity securities and certain purchase rights relating thereto.

(m)DTC. The Company will cooperate with the Underwriters and use its commercially reasonable efforts to permit the offered Securities to be eligible for clearance and settlement through the facilities of DTC.

(n)Reporting Requirements. During the period when the Prospectus is required (or, but for the provisions of Rule 172, would be required) by the 1933 Act, the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations to be delivered (whether to meet the request of purchasers pursuant to Rule 173(d) or otherwise), the Company will file all documents required to be filed with the Commission pursuant to the 1934 Act and the 1934 Act Regulations within the time periods required by the 1934 Act and the 1934 Act Regulations.

(o)Subchapter M. The Company has qualified to be taxed as a RIC under Subchapter M of the Code for its taxable years ended December 31, 2007 through December 31, 2022, and will use its commercially reasonable efforts to maintain qualification as a RIC under Subchapter M of the Code for its taxable year ending December 31, 2023 and thereafter.

(p)No Price Stabilization or Manipulation. The Company has not taken and will not take, directly or indirectly, any action designed to or that might be reasonably expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities in violation of any law, statute, regulation or rule applicable to the Company.

(q)Continued Compliance with SBA Requirements. The Company will use commercially reasonable efforts to cause each of the Funds to continue to comply with the SBA requirements applicable to them and meet their obligations as SBICs licensed by the SBA.

(r)Preparation of Prospectus. Immediately following the execution of this Agreement, subject to Section 3(a) hereof, the Company will prepare the Prospectus, which shall contain the selling terms of the Securities, the plan of distribution thereof and such other information as may be required by the 1933 Act or the 1933 Act Regulations or as the Representative and the Company may reasonably deem appropriate and will file or transmit for filing with the Commission the Prospectus in accordance with the provisions of Rule 430B and in the manner and within the time period required by Rule 424(b).

Section 4.Payment of Expenses.

(a)    Expenses. The Company will pay all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and of each amendment thereto, (ii) the preparation, printing and delivery to the Underwriters of this Agreement, any agreement among Underwriters and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Securities, the Indenture and such other documents as may be required in connection therewith, (iii) the preparation, issuance and delivery of the certificates for the Securities, if any, to the Underwriters, including any stock or other transfer taxes and any stamp or other duties payable upon the sale, issuance or delivery of the Securities to the Underwriters, (iv) the fees and disbursements of the Company’s counsel, accountants and other advisers, (v) the printing and delivery to the Underwriters of copies of the Prospectus and any amendments or supplements thereto, (vi) the fees and expenses of any transfer agent or registrar for the Securities and of the Trustee, (vii) the filing fees incident to the review by FINRA of the terms of the sale of the Securities, and (viii) the transportation, lodging, graphics and other expenses of the Company and its officers related to the preparation for and participation by the Company and its officers in the road show.

(b)    Termination of Agreement. If this Agreement is terminated by the Underwriters in accordance with the provisions of Section 5 or Section 9(a) hereof, the Company shall reimburse, or arrange for an affiliate to reimburse, the Underwriters for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Underwriters.
Section 5.Conditions of Underwriters’ Obligations.

The obligations of the Underwriters hereunder are subject to the accuracy of the representations and warranties of the Company contained in Section 1 hereof, in certificates of any officer of the Company delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:

(a)Effectiveness of Registration Statement. The Registration Statement shall be effective and at the Closing Time no stop order or other temporary or permanent order or decree (whether under the 1933 Act or otherwise) suspending the effectiveness of the Registration Statement or the use of the Prospectus shall have been issued or otherwise be in effect, and no proceedings with respect to either shall have been initiated or, to the knowledge of the Company, threatened by the Commission, and any request on the part of the Commission for additional information shall have been complied with to the reasonable satisfaction of counsel to the Underwriters. The Prospectus shall have been filed with the Commission in accordance with Rule 424 under the 1933 Act.

(b)Opinions of Counsel for the Company. At the Closing Time, the Underwriters shall have received the opinion, dated as of the Closing Time, from Dechert LLP, counsel for the Company, as to the matters set forth on Schedule C hereto. In giving such opinion, such counsel may state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and certificates of public officials.

(c)Opinion of Counsel for Underwriters. At the Closing Time, the Underwriters shall have received the favorable opinion, dated as of the Closing Time, from Fried, Frank, Harris, Shriver & Jacobson LLP, counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters with respect to the Registration Statement, the Prospectus and other related matters as the Underwriters may reasonably require. In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the federal law of the United States, upon the opinions of counsel satisfactory to the Underwriters. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and certificates of public officials.

(d)Officers’ Certificate. At the Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Prospectus, any Material Adverse Change or any development involving a prospective Material Adverse Change, and the Underwriters shall have received a certificate of a duly authorized officer of the Company and of the chief financial or chief accounting officer of the Company dated as of the Closing Time, to the effect that (i) there has been no such Material Adverse Change, (ii) the representations and warranties in Section 1 hereof are true and correct with the same force and effect as though expressly made at and as of the Closing Time, (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Time, and (iv) no stop order suspending the effectiveness of the Registration Statement, pursuant to Section 8(d) of the 1933 Act, has been issued and no proceedings for any such purpose have been instituted or, to the knowledge of the Company, are pending or are contemplated by the Commission.

(e)Accountant’s Comfort Letter. At the time of the execution of this Agreement, the Underwriters shall have received from Grant Thornton LLP a letter, dated such date, in form and substance satisfactory to the Underwriters.

(f)Bring-down Comfort Letter. At the Closing Time, the Underwriters shall have received from Grant Thornton LLP a letter, dated as of the Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to Section 5(e) of this Agreement.

(g)Reserved.

(h)Maintenance of Rating. Subsequent to the execution and delivery of this Agreement and prior to the Closing Time, there shall not have been any decrease in the rating of any of the Company’s debt securities by any “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the 1934 Act), or any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change, and no such organization shall have publicly announced it has under surveillance or review any such rating.

(i)Chief Financial Officer’s Certificate. At the time of the execution of this Agreement and the Closing Time, the Underwriters shall have received from the Chief Financial Officer of the Company a certificate in form and substance reasonably satisfactory to the Underwriters.

(j)Additional Documents. At the Closing Time, counsel for the Underwriters shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Securities as herein contemplated shall be reasonably satisfactory in form and substance to the Underwriters and counsel for the Underwriters.

(k)Reserved.

(l)Termination of Agreement. If any condition specified in this Section 5 shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Underwriters by notice to the Company at any time at or prior to the Closing Time and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Section 1, Section 6, Section 7, Section 8, Section 12, Section 15, Section 16 and Section 17 shall survive any such termination and remain in full force and effect.
Section 6.Indemnification.

(a)Indemnification of Underwriters. The Company agrees to indemnify, defend and hold harmless each Underwriter, its partners, directors, officers and employees, and any person who controls any Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, and the successors and assigns of all of the foregoing persons, from and against:

(i)any and all loss, damage, expense, liability or claim whatsoever (including the reasonable cost of any investigation incurred in connection therewith) which, jointly or severally, any such Underwriter or any such person may incur under the 1933 Act, the 1934 Act, the 1940 Act, the common law or otherwise, insofar as such loss, damage, expense, liability or claim arises out of or is based upon (A) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or (B) any untrue statement or alleged untrue statement of a material fact included in the Disclosure Package or the Prospectus (or any amendment or supplement thereto), or any Additional Disclosure Item (when taken together with the Disclosure Package), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii)against any and all loss, damage, expense, liability or claim whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever arises out of or is based upon any such untrue statement or omission referred to in clause (i); provided that (subject to Section 6(d) below) any such settlement is effected with the written consent of the Company; and

(iii)against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by the Representative), reasonably incurred in investigating, preparing or defending against any actual or threatened litigation (including the fees and disbursements of counsel chosen by the Representative), or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under clauses (i) or (ii) above.

Notwithstanding the foregoing, the indemnification provisions set forth in this Section 6(a) shall not apply to any loss, damage, expense, liability or claim to the extent arising out of or based upon any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representative or its counsel expressly for use in the Registration Statement (or any amendment thereto), the Disclosure Package or the Prospectus (or any amendment or supplement thereto) or any Additional Disclosure Item, it being understood and agreed upon that the only such information furnished by any Underwriter consists of the information set forth in Section 6(f) below.

(b)Indemnification of the Company, Directors and Officers. Each Underwriter severally and not jointly agrees to indemnify and hold harmless the Company, its directors, officers, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, damage, expense, liability or claim described in Section 6(a), as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), the Disclosure Package or the Prospectus (or any amendment or supplement thereto) or any Additional Disclosure Item (when taken together with the Disclosure Package) in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representative or its counsel expressly for use in the Registration Statement (or any amendment thereto) or the Disclosure Package or the Prospectus (or any amendment or supplement thereto) or any Additional Disclosure Item, it being understood and agreed upon that the only such information furnished by any Underwriter consists of the information set forth in Section 6(f) below.

(c)Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 6(a), counsel to the indemnified parties shall be selected by the Representative, and, in the case of parties indemnified pursuant to Section 6(b), counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 6 or Section 7 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d)Settlement without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 6(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement; provided that an indemnifying party shall not be liable for any such settlement effected without its consent if such indemnifying party, prior to the date of such settlement, (1) reimburses such indemnified party in accordance with such request for the amount of such fees and expenses of counsel as the indemnifying party believes in good faith to be reasonable, and (2) provides written notice to the indemnified party that the indemnifying party disputes in good faith the reasonableness of the unpaid balance of such fees and expenses.
(e)[Reserved].

(f)Information Provided by Underwriters. The Company and the Underwriters acknowledge and agree that (i) the concession and reallowance figures appearing under the caption “Underwriting (Conflicts of Interest)–Commissions and Discounts” in the Prospectus, (ii) the statements set forth in the first sentence of each of the first and second paragraphs under the caption “Underwriting (Conflicts of Interest)–Price Stabilization and Short Positions” in the Prospectus, and (iii) the list of Underwriters and their respective participation in the sale of the Securities, which is set forth in the first table under the caption “Underwriting (Conflicts of

Interest)” in the Prospectus, constitute the only information furnished in writing by or on behalf of the several Underwriters for inclusion in the Prospectus.
Section 7.Contribution.

If the indemnification provided for in Section 6 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other hand from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Underwriters on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Company on the one hand and the Underwriters on the other hand in connection with the Offering pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the Offering pursuant to this Agreement (before deducting expenses) received by the Company and the total underwriting discount received by the Underwriters (whether from the Company or otherwise), in each case as set forth on the cover of the Prospectus bear to the aggregate principal offering amount of the Securities as set forth on such cover.

The relative fault of the Company on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 7. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 7 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

No Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 7, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 7, each person, if any, who controls an Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as such Underwriter, and each director and officer of the Company and each person, if any, who controls the Company, within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company. The Underwriters’ respective obligations to contribute pursuant to this Section 7 are several in proportion to the number of Securities set forth opposite their respective names on Schedule A hereto and not joint.

Notwithstanding any other provision of Section 6 or this Section 7, any indemnification or contribution by the Company shall be subject to the requirements and limitations of Section 17(i) of the 1940 Act.

Section 8.Representations and Warranties to Survive Delivery.

All representations, warranties and covenants contained in this Agreement or in certificates of officers of the Company submitted pursuant hereto, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any Underwriter, any person controlling any Underwriter or any affiliate of any Underwriter, or by or on behalf of the Company, its officers or directors or any person controlling the Company, and shall survive the acceptance of and payment for any of the Securities.
Section 9.Termination of Agreement.

(a)Termination; General. The Underwriters may terminate this Agreement, by notice to the Company, at any time at or prior to the Closing Time (i) if there has been, since the time of execution of this Agreement or since the date of the Prospectus, any Material Adverse Change whether or not arising in the ordinary course of business, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any material outbreak of hostilities or material escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Underwriters, impracticable or inadvisable to market the Securities or to enforce contracts for the sale of the Securities, or (iii) if trading in the Common Stock has been suspended or materially limited by the Commission or the NYSE, or if trading generally on the NYSE or Nasdaq markets has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, the NYSE or any other governmental authority, or a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States, or (iv) if a banking moratorium has been declared by either Federal or New York state authorities.

(b)Liabilities. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Section 1, Section 6, Section 7, Section 8, Section 11, Section 12 and Section 13 shall survive such termination and remain in full force and effect.
Section 10.Default by One or More of the Underwriters.

(a)If one or more of the Underwriters shall fail at the Closing Time to purchase the Securities which it or they are obligated to purchase under this Agreement (the “Defaulted Securities”), the Representative shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other underwriters, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representative shall not have completed such arrangements within such 24-hour period, then:

(i)if the number of Defaulted Securities does not exceed 10% of the number of Securities to be purchased on such date, each of the non-defaulting Underwriters shall be obligated, severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Underwriters, or

(ii)if the number of Defaulted Securities exceeds 10% of the number of Securities to be purchased on such date, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter.

(b)No action taken pursuant to this Section 10 shall relieve any defaulting Underwriter from liability in respect of its default.

(c)In the event of any such default which does not result in a termination of this Agreement either the Representative or the Company shall have the right to postpone the Closing Time for a period not exceeding seven (7) days in order to effect any required changes in the Registration Statement or Prospectus or in any other documents or arrangements. As used herein, the term “Underwriter” includes any person substituted for an Underwriter under this Section 10.

Section 11.Notices.

All communications hereunder shall be in writing and shall be mailed, hand delivered or telecopied and confirmed to the parties hereto as follows:

If to the Underwriters:	with a copy to:
Truist Securities, Inc. 3333 Peachtree Road NE Atlanta, Georgia 30326 Attention: Investment Grade Debt Capital Markets Fax: 404-926-5027	Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, NY 10004 Facsimile: (212) 859-4000 Attention: Joshua Wechsler, Esq.

If to the Company:	with a copy to:
Main Street Capital Corporation 1300 Post Oak Boulevard, 8th Floor Houston, Texas 77056 Facsimile: (713) 350-6042 Attention: Dwayne L. Hyzak	Dechert LLP 1900 K Street, NW Washington, D.C. 20006 Facsimile: (202) 261-3333 Attention: Harry S. Pangas, Esq.

Any party hereto may change the address for receipt of communications by giving written notice to the others.
Section 12.Parties.

This Agreement shall each inure to the benefit of and be binding upon the Underwriters, the Company, and their respective partners and successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Underwriters, the Company, and their respective successors and the controlling persons and officers and directors referred to in Sections 6 and 7 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Underwriters, the Company, and their respective partners and successors, and said controlling persons and officers, directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from any Underwriter shall be deemed to be a successor by reason merely of such purchase.
Section 13.No Fiduciary Obligation.

The Company acknowledges and agrees that each of the Underwriters have acted, and are acting, solely in the capacity of an arm’s-length contractual counterparty to the Company with respect to the Offering contemplated hereby (including in connection with determining the terms of the Offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person. Additionally, the Underwriters have not advised, and are not advising, the Company or any other person as to any legal, tax, investment, accounting or regulatory matter in any jurisdiction with respect to the transactions contemplated hereby. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Underwriters shall have no responsibility or liability to the Company with respect thereto. Any review by the Underwriters of the Company, the transactions contemplated hereby or other matters relating to such transactions has been and will be performed solely for the benefit of the Underwriters and have not been and shall not be on behalf of the Company or any other person. It is understood that the offering price was arrived at through arm’s-length negotiations between the Underwriters and the Company, and that such price was not set or otherwise determined as a result of expert advice rendered to the Company by any Underwriter. The Company acknowledges and agrees that the Underwriters are collectively acting as an independent contractor, and any duty of the Underwriters arising out of this Agreement and the transactions completed hereby shall be contractual in nature and expressly set forth herein. Notwithstanding anything in this Agreement to the contrary, the Company acknowledges that the Underwriters may have financial interests in the success of the Offering contemplated hereby that are not limited to the difference between the price to the public and the purchase price paid to the Company by the Underwriters for the Securities.
Section 14.Research Analyst Independence.

The Company acknowledges that (i) the Underwriters’ research analysts and research departments are required to be independent from their respective investment banking divisions and are subject to certain regulations and internal policies and (ii) the Underwriters’ research analysts may hold views and make statements or investment recommendations and/or publish research reports with respect to the Company, the value of the Common Stock, the Securities and/or the Offering that differ from the views of their respective investment banking divisions. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Underwriters with respect to any conflict of interest that may arise from the fact that the views expressed by the Underwriters’ independent research analysts and research departments may be different from or inconsistent with the views or advice communicated to the Company by any Underwriter’s investment banking division. The Company acknowledges that each of the Underwriters is a full service securities firm and as such, from time to time, subject to applicable securities laws, may effect transactions for its own account or the account of its customers and hold long or short positions in debt or equity securities of the companies that are the subject of the transactions contemplated by this Agreement.

Section 15.Governing Law and Time.

THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED THERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SAID STATE. UNLESS

OTHERWISE EXPLICITLY PROVIDED, SPECIFIED TIMES OF DAY REFER TO EASTERN TIME.
Section 16.Jurisdiction

The Company and each of the Underwriters hereby submit to the jurisdiction of and venue in the federal courts located in the City of New York, New York in connection with any dispute related to this Agreement, any transaction contemplated hereby, or any other matter contemplated hereby.
Section 17.Waiver of Trial by Jury.

The Company and each of the Underwriters hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
Section 18.Effect of Headings.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.
Section 19.Recognition of the U.S. Special Resolution Regimes.
(a)In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.
(b)In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.
For purposes of this Section 19, a “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k). “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the

Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Company and the Underwriters and in accordance with its terms.

Very truly yours,

Main Street Capital Corporation

By:    /s/ Dwayne L. Hyzak
Name: Dwayne L. Hyzak
Title: Chief Executive Officer

(Signature Page to Underwriting Agreement)

Confirmed and Accepted,
as of the date first above written:

TRUIST SECURITIES, INC.

By:    /s/ Robert Nordinger
Name: Robert Nordinger
Title: Authorized Signatory

For itself and on behalf of the other
    Underwriters named on Schedule A hereto.

(Signature Page to Underwriting Agreement)

SCHEDULE A

Name of Underwriter	Principal Amount of Securities
Truist Securities, Inc.	$63,638,000
J.P. Morgan Securities LLC	$63,636,000
RBC Capital Markets, LLC	$63,636,000
SMBC Nikko Securities America, Inc.	$63,636,000
Raymond James & Associates, Inc.	$11,570,000
Regions Securities LLC	$6,612,000
Zions Direct, Inc.	$6,612,000
Hancock Whitney Investment Services, Inc.	$5,785,000
TCBI Securities, Inc.	$5,785,000
Comerica Securities, Inc.	$4,131,000
B. Riley Securities, Inc.	$1,653,000
Oppenheimer & Co. Inc.	$1,653,000
WauBank Securities LLC	$1,653,000
Total	$300,000,000

SCHEDULE B

1.Final Term Sheet dated May 28, 2024, substantially in the form attached hereto as Annex I, containing the terms of the Securities, to be filed with the Commission on May 28, 2024 pursuant to Rule 433.
2.Pricing Press Release dated May 28, 2024.
3.“Debt Capital Markets Presentation: First Quarter 2024” filed with the Commission on May 13, 2024 pursuant to Rule 433.
4.“Announcement” Bloomberg filed with the Commission on May 28, 2024 pursuant to Rule 497(a) (as a Rule 482ad).
5.“Guidance” Bloomberg filed with the Commission on May 28, 2024 pursuant to Rule 497(a) (as a Rule 482ad).
6.“Launch” Bloomberg filed with the Commission on May 28, 2024 pursuant to Rule 497(a) (as a Rule 482ad).
7.“Priced” Bloomberg filed with the Commission on May 28, 2024 pursuant to Rule 497(a) (as a Rule 482ad).

SCHEDULE C
Form(s) of Opinion from Dechert LLP

ANNEX I
Final Term Sheet

MAIN STREET CAPITAL CORPORATION
$300,000,000
6.500% Notes due 2027
PRICING TERM SHEET
May 28, 2024
The following sets forth the final terms of the 6.500% Notes due 2027 and should only be read together with the preliminary prospectus supplement dated May 28, 2024, together with the accompanying prospectus dated March 3, 2022, relating to these securities (collectively, the “Preliminary Prospectus”), and supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in the Preliminary Prospectus. In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus. All references to dollar amounts are references to U.S. dollars.
Issuer:    Main Street Capital Corporation
Security:    6.500% Senior Unsecured Notes due 2027
Expected Ratings*:    BBB- Stable (S&P)
    BBB- Stable (Fitch)
Aggregate Principal Amount Offered:    $300,000,000
Maturity:    June 4, 2027
Trade Date:    May 28, 2024
Settlement Date**:    June 4, 2024 (T+5)
Use of Proceeds:    Repay outstanding indebtedness, including amounts outstanding under the Company’s multi-year revolving credit facility and/or under the Company’s special purpose vehicle revolving credit facility.
Price to Public (Issue Price):    99.793%
Coupon (Interest Rate):    6.500%
Yield to Maturity:    6.577%
Spread to Benchmark Treasury:    + 182 basis points
Benchmark Treasury:    4.50% due May 15, 2027
Benchmark Treasury Price and Yield:    99-09+ and 4.757%
Interest Payment Dates:    June 4 and December 4 of each year, commencing December 4, 2024.
Optional Redemption:    Prior to May 4, 2027 (one month prior to the maturity date of the Notes) (the “Par Call Date”), the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)    (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points less (b) interest accrued to the date of redemption, and

(2)    100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.
On or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.
Offer to Purchase upon a Change of
Control Repurchase Event:    If a Change of Control Repurchase Event (as defined in “Description of the Notes” in the Preliminary Prospectus) occurs prior to maturity, holders will have the right, at their option, to require the Company to repurchase for cash some or all of the Notes at a repurchase price equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date.
Denomination:    $2,000 and integral multiples of $1,000 in excess thereof
CUSIP:    56035L AJ3
ISIN:    US56035LAJ35
Underwriting Discount:    0.450%
Active Bookrunners:    Truist Securities, Inc.
    J.P. Morgan Securities LLC
    RBC Capital Markets, LLC
    SMBC Nikko Securities America, Inc.
Co-Managers:    Raymond James & Associates, Inc.
    Regions Securities LLC
    Zions Direct, Inc.
    Hancock Whitney Investment Services, Inc.
    TCBI Securities, Inc.
    Comerica Securities, Inc.
    B. Riley Securities, Inc.
    Oppenheimer & Co. Inc.
    WauBank Securities LLC
* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
** Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to such trade expressly agree otherwise at the time of the trade. Accordingly, purchasers who wish to trade the Notes prior to the date of delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

Investors are advised to carefully consider the investment objectives, risks, charges and expenses of Main Street Capital Corporation before investing. The Preliminary Prospectus, which has been filed with the Securities and Exchange Commission, contains this and other information about Main Street Capital Corporation and should be read carefully before investing.
The information in the Preliminary Prospectus and in this announcement is not complete and may be changed. The Preliminary Prospectus and this pricing term sheet are not offers to sell any securities of Main Street Capital Corporation and are not soliciting an offer to buy such securities in any state where such offer and sale is not permitted.
The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement with the Securities and Exchange Commission, for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the Preliminary Prospectus if you request them by contacting Truist Securities, Inc., 303 Peachtree Street, Atlanta, Georgia, 30308, Attn: Prospectus Dept, telephone: 800-685-4786, email: TruistSecurities.prospectus@Truist.com.